Exhibit 21.1

SENETEK PLC PRINCIPAL SUBSIDIARIES
AS OF DECEMBER 31, 2010

Name	State of Incorporation	Conducts Business Under
Senetek Drug Delivery Technologies Inc.	Delaware	Same
Carmé Cosmecutical Sciences, Inc.	Delaware	Same
Senetek Denmark Aps	Denmark	Same